August 3, 2012

Via EDGAR Submission

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ronald E. Alper
Brigitte Lippman

	Re:	Cott Corporation
Registration Statement on Form S-3
File No. 333-182100

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Cott Corporation (the “Issuer”), Cott Beverages Inc., Cott Holdings Inc., Cott USA Corp., Cott Vending Inc., Interim BCB, LLC, Cott U.S. Holdings LLC, Cott U.S. Acquisition LLC, Cott Acquisition LLC, Caroline LLC, Cliffstar LLC, Star Real Property LLC, Cott USA Finance LLC, Cott Beverages Limited, Cott Retail Brands Limited, Cott Limited, Cott Europe Trading Limited, Cott Private Label Limited, Cott Nelson (Holdings) Limited, Cott (Nelson) Limited, Cott Acquisition Limited, Cott UK Acquisition Limited, 156775 Canada Inc., 967979 Ontario Limited, 804340 Ontario Limited, 2011438 Ontario Limited, and Cott Luxembourg S.a r.l. (collectively with the Issuer, the “Registrants”) hereby request acceleration of the effective date of their Registration Statement on Form S-3 (File No. 333-182100), as amended (the “Registration Statement”), to 4:00 p.m. Eastern Time, on Tuesday, August 7, 2012 or as soon thereafter as practicable. The Registrants hereby acknowledge their responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed public offering of the securities specified in the above-referenced Registration Statement. In addition, the Registrants acknowledge that:

•

should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•

the Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

August 3, 2012

Please contact Christian O. Nagler of Kirkland & Ellis LLP, special counsel to the Registrants, at (212) 446-4660, as soon as the Registration Statement has been declared effective, or if you have any other questions or concerns regarding this matter.

Sincerely,

COTT CORPORATION

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT BEVERAGES INC.

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT HOLDINGS INC.

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT USA CORP.

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

August 3, 2012

COTT VENDING INC.

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

INTERIM BCB, LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT U.S. HOLDINGS LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT U.S. ACQUISITION LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

August 3, 2012

COTT ACQUISITION LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

CAROLINE LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

CLIFFSTAR LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

STAR REAL PROPERTY LLC

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT USA FINANCE LLC

By:	/s/ Fiona Meadows
	Name:	Fiona Meadows
	Title:	Authorized Representative

August 3, 2012

COTT BEVERAGES LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT RETAIL BRANDS LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT EUROPE TRADING LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT PRIVATE LABEL LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

August 3, 2012

COTT NELSON (HOLDINGS) LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT (NELSON) LIMITED

By:	/s/ Gregory Leiter
	Name:	Gregory Leiter
	Title:	Director

COTT ACQUISITION LIMITED

By:	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Director

COTT UK ACQUISITION LIMITED

By:	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Director

156775 CANADA INC.

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

August 3, 2012

967979 ONTARIO LIMITED

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

804340 ONTARIO LIMITED

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

2011438 ONTARIO LIMITED

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

COTT LUXEMBOURG S.A R.L.

By:	/s/ Joanne Lloyd-Davies
	Name:	Joanne Lloyd-Davies
	Title:	Manager

cc:	Christian O. Nagler
Kirkland & Ellis LLP